Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Aesthetic Medical International Holdings Group Limited

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price			Fee Rate	Amount of Registration fee
Equity	Ordinary Shares, par value $0.001 per share	Rule 457(o)				$60,000,000	(1)	$92.7 per $1,000,000	$5,562
Total Offering Amount					$				$5,562
Total Fee Offsets									-
Net Fee Due									$5,562

(1)	The registrant is hereby registering an indeterminate number of securities of each identified class as may from time to time be offered at unspecified prices or upon conversion, exchange or exercise of securities registered hereunder to the extent such securities are, by their terms, exercisable for, such securities. The maximum aggregate offering price of all securities covered by this registration statement will not exceed $60,000,000. The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The securities registered hereunder include securities that may be purchased by underwriters to cover over-allotments, if any. In addition, pursuant to Rule 416 under the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of share subdivision or consolidation, share dividends, or similar transactions.